Exhibit 23.2

We consent to the use in this Registration Statement of Pro-Pharmaceuticals, Inc. (the “Company”) on Form SB-2 of our report dated April 10, 2002 (which expresses an unqualified opinion), appearing in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/    SCILLIA DOWLING & NATARELLI LLC

Scillia Dowling & Natarelli LLC

Hartford, CT

July 11, 2003